Exhibit 10.94

PRWT Services, Inc. made a loan to Harold T. Epps in November 2007 in the principal amount of $100,000 via a series of $20,000 advances through March 2008.  The loan bore interest at the rate of 3.5% and was due October 2008. The loan was forgiven in December 2008 in connection with Mr. Epps' promotion to Chief Executive Officer of PRWT Services, Inc. in October 2008 and Mr. Epps repaid the accrued and unpaid interest of $3,300.